Exhibit 3.13

COMPANY LIMITED BY SHARES.

MEMORANDUM OF ASSOCIATION

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HUYCK LIMITED

1. The name of the Company is “HUYCK LIMITED”. By special Resolution of 14.2.69, the name of the company was changed from Formex Ltd to Huyck Ltd.

2. The Registered Office of the Company will be situate in England.

3. The objects for which the Company is established are :-

(1)	To carry on the business of designers, manufacturers, importers, exporters of and dealers in paper making machinery and plant of all kinds and all or any other types of machinery, plant or equipment for producing or processing paper and substances connected therewith and all manner of accessories, tools, equipment and other articles and commodities which may be used or may be conveniently dealt with in connection therewith.

(2)	To carry on all or any of the businesses of civil, mechanical and general engineers and contractors, toolmakers, chemical engineers, makers of chemical plant and materials, laboratory proprietors and metallurgists.

(3)	To purchase or otherwise acquire any patents, brevets d’inventions, licences, concessions and the like, conferring any exclusive, non-exclusive or other right to use any invention which may seem capable of being used for any purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of, or otherwise turn to account the property or rights so acquired.

(4)	To carry on any other business or activity and do anything of any nature which may seem to the Company capable of being conveniently carried on or done in connection with the above, or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s business or property.

(5)	To acquire for any estate or interest and to take options over, construct and develop any property, real or personal, or rights of any kind which may appear to be necessary or convenient for any business of the Company including shares and other interests in any company the objects of which include the carrying on of any business or activity within the objects of this Company.

(6)	To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee the payment of any principal moneys, premiums, interest and other moneys secured by or payable under any obligations or securities and the payment of dividends and premiums on, and the repayment of the capital of, stocks and shares of all kinds and descriptions.

(7)	To lend money to, or grant or provide credit or financial accommodation to any person or company in any case in which such grant or provision is considered likely directly or indirectly to further any of the objects of the Company or the interests of its Members.

(8)	To invest any moneys of the Company not immediately required for the purposes of the business of the Company in such investments (other than shares in the Company or its holding company, if any) and in such manner as may from time to time be determined, and to hold, sell or otherwise deal with such investments.

(9)	To amalgamate with or enter into partnership or any joint purse or profit-sharing arrangement with, or to co-operate or participate in any way with, or assist or subsidise any company or person carrying on or proposing to carry on any business within the objects of the Company.

(10)	To borrow and raise money and secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit, and in particular by mortgages of or charges upon the undertaking and all or any of the real and personal property (present and future), and the uncalled capital of the Company or by the creation and issue of debentures, debenture stock or other obligations or securities of any description.

(11)	To sell, exchange, mortgage, let on rent, share of profit, royalty or otherwise, grant licences, easements, options, servitudes and other rights over and in any other manner deal with or dispose of the undertaking, property, assets, rights and effects of the Company or any part thereof for such consideration as may be thought fit, and in particular for stocks, shares, debentures or other obligations or securities, whether fully or partly paid up, of any other company.

(12)	To give any remuneration or other compensation or,, reward for services rendered or to be rendered in placing or procuring subscription of, or otherwise assisting in the issue of, any shares, debentures or other securities of the Company or in or about the formation of the Company or the conduct of its business.

(13)	To establish or promote, or concur or participate in establishing or promoting any company the establishment or promotion of which shall be considered desirable in the interests of the Company and to subscribe for, underwrite, purchase or otherwise acquire the shares, stocks and securities of any such company, or of any company carrying on or proposing to carry on any business or activity within the objects of the Company.

(14)	To procure the registration or incorporation of the Company in or under the laws of any place outside England.

(15)	To subscribe or guarantee money for any national, charitable, benevolent, public, general or useful object, or for any exhibition, or for any purpose which may be considered likely directly or indirectly to further the objects of the Company or the interests of its Members.

(16)	To grant pensions or gratuities to any officers or employees or ex-officers or ex-employees of the Company, or of its predecessors in business or of its holding company or subsidiary companies (if any) or to the relations, connections or dependants of any such persons, and to establish or support any associations, institutions, clubs, building and housing schemes, funds and trusts which may be considered calculated to benefit any such persons or otherwise advance the interests of the Company or of its Members.

(17)	To act as secretaries, managers, registrars or transfer agents for any other company.

(18)	To distribute any of the property of the Company among its Members in specie or kind.

(19)	To do all or any of the things or matters aforesaid in any part of the world and either as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise, and either alone or in conjunction with others.

And it is hereby declared that the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in the United Kingdom or elsewhere, and that the objects specified in the different paragraphs of this clause shall not, except where the context expressly so requires, be in anywise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company, but may be carried out in as full and ample a manner and shall be construed in as wide a sense as If each of the said paragraphs defined the objects of a separate, distinct and independent company.

4. The liability of the Members is limited,

5. The share capital of the Company is £100, divided into One hundred shares of £1 each, and the Company shall have the power to divide the original or any increased capital into several classes, and to attach thereto any preferential, deferred, qualified or other special rights, privileges, restrictions or conditions.

THE SHARE CAPITAL OF THE COMPANY WAS INCREASED TO _440000 BY THE CREATION OF AN ADDITIONAL 439900 ORDINARY ORDINARY RESOLUTION 21.4.69

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WE, the several persons whose names and addresses are subscribed, are desirous of being formed into a Company, in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS.	Number of Shares taken by each Subscriber

G. L. LAW, 18, Austin Friars, London, E.C.2.	One

Solicitor.

J.B.A. WILLIS 18, Austin Friars, London, E.C.2.	One

Solicitor.

DATED the 14th day of July, 1960.

WITNESS to the above signatures :-

GEORGE HART, 18, Austin Friars, London, E.C.2.

Solicitor’s Articled Clerk.